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                                  EXHIBIT 10.32

                                CREDIT AGREEMENT

        THIS CREDIT AGREEMENT (this "Agreement") is made and entered into as of December 1, 2000, by and between DIODES INCORPORATED, a Delaware corporation ("Borrower"), with its principal place of business located at 3050 East Hillcrest Drive, Westlake Village, California 91362-3154, and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank"), with an office located at 5855 Topanga Canyon Boulevard, Suite 200, Woodland Hills, California 91367.

                                    RECITALS:

        A. Borrower and Bank previously entered into that certain Business Loan Agreement dated as of June 30, 2000 (the "Prior Agreement"), pursuant to which Bank agreed to (i) make available to Borrower a revolving line of credit, providing for revolving loans by Bank to Borrower in the aggregate principal amount at any one time outstanding not to exceed Nine Million Dollars ($9,000,000), (ii) make various term loans to Borrower in the respective original principal amounts set forth in Schedule 2.3 annexed hereto, and (iii) make available to Borrower a non-revolving line of credit, providing for non-revolving loans by Bank to Borrower in the aggregate principal amount not to exceed Ten Million Dollars ($10,000,000).

        B. Pursuant to the Prior Agreement, Borrower was permitted to advance the proceeds of the non-revolving loans made by Bank to Borrower under the non-revolving line of credit described in clause (iii) of Recital A to Shanghai Kaihong Electronics, Co., Ltd., a joint venture organized and existing under the laws of The People's Republic of China ("SKE"). Borrower holds a ninety-five percent (95%) joint venture interest in SKE.

        C. Pursuant to the terms and conditions of that certain Stock Purchase Agreement dated as of November 28, 2000 (as in effect on the date hereof, and including all schedules and exhibits thereto, the "Stock Purchase Agreement"), by and among Borrower, as buyer, Lite-On Power Semiconductor Corp., a Taiwan corporation, as seller ("Seller"), and, with respect only to certain provisions of the Stock Purchase Agreement, FabTech, Inc., a Delaware corporation ("FabTech"), Seller has agreed to sell to Borrower, and Borrower has agreed to purchase from Seller, at the Closing (as such term is defined in the Stock Purchase Agreement), all of the issued and outstanding shares of the capital stock of FabTech, consisting of 4,000,000 shares of Series A Convertible Preferred Stock and 1,000 shares of common stock, all as more particularly described in the Stock Purchase Agreement (the "Stock Purchase").



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After giving effect to the Stock Purchase, FabTech shall be a wholly-owned subsidiary of Borrower.

        D. Borrower has requested that Bank agree to (i) continue to make available to Borrower the revolving line of credit described in clause (i) of Recital A hereof, up to Four Million Dollars ($4,000,000) of the proceeds of which shall be used by Borrower to finance the Stock Purchase and the remaining proceeds of which shall be used by Borrower for its general working capital purposes, (ii) continue to make available to Borrower the term loans described in clause (ii) of Recital A hereof, (iii) make a new acquisition term loan to Borrower in the principal sum of Ten Million Dollars ($10,000,000), the proceeds of which shall be used by Borrower to consummate the Stock Purchase, which new acquisition term loan shall replace the non-revolving line of credit described in clause (iii) of Recital A hereof, and (iv) amend the terms and conditions of the Prior Agreement in certain respects. Bank is willing to continue to make available to Borrower such revolving line of credit, to continue to make available to Borrower such term loans, to make such new acquisition term loan to Borrower and to so amend the terms and conditions of the Prior Agreement, subject, however, to the terms and conditions set forth hereinbelow.


                                   AGREEMENT:

        In consideration of the foregoing recitals and of the mutual covenants, conditions and provisions hereinafter set forth, Borrower and Bank hereby agree to amend and restate the Prior Agreement as follows, which covenants, conditions and provisions shall amend, restate and supersede the terms and conditions of the Prior Agreement.

SECTION 1.  DEFINITIONS

        As used herein, initially capitalized terms shall have the respective meanings set forth below or set forth in the Section or subsection defining such terms:

"ACQUISITION LOAN COMMITMENT" shall have the meaning assigned to that term in
Section 2.2 hereof.

"ACQUISITION NOTE" shall have the meaning assigned to that term in Section 2.2 hereof.

"AFFILIATE" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is



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under common control with such Person or any Affiliate of such Person and (c)
each of such Person's officers, directors, joint venturers, members and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of Borrower for purposes of this Agreement. For the purpose of this definition, "control" of a Person means the ability, directly or indirectly, to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"ALTERNATIVE DISPUTE RESOLUTION AGREEMENTS" and "ALTERNATIVE DISPUTE RESOLUTION Agreement" shall mean, respectively, (a) the Alternative Dispute Resolution Agreements, each on Bank's standard form therefor, duly executed by Borrower, Guarantor and Subordinating Creditor, respectively, in favor of and with Bank, and (b) any one of such Alternative Dispute Resolution Agreements.

"BANK EXPENSES" shall mean (a) with respect to the costs and expenses paid or advanced by Bank on the account of Borrower prior to the date of this Agreement, the sum of Thirty Thousand Dollars ($30,000) only, and (b) from and after the date of this Agreement: (i) all reasonable costs and expenses paid or advanced by Bank which are required to be paid by Borrower or any of its Subsidiaries under this Agreement or any of the other Loan Documents; (ii) reasonable expenses incurred by Bank in auditing or examining the books and records of Borrower or any of its Subsidiaries and the Collateral following the occurrence and continuation of an Event of Default; (iii) taxes and insurance premiums of every nature and kind of Borrower or any of its Subsidiaries paid by Bank; (iv) appraisal, filing, recording, documentation, publication and search fees paid or incurred by Bank on behalf of Borrower or any of its Subsidiaries to correct any default or enforce any provision of this Agreement or any other Loan Document, or, if an Event of Default has occurred and is continuing, in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (v) costs and expenses of any suit or arbitration proceeding incurred by Bank in enforcing or defending this Agreement or any other Loan Document, or any portion thereof, and (vi) reasonable attorneys' fees and expenses incurred by Bank in amending, terminating, enforcing, defending or concerning this Agreement or any other Loan Document, or any portion thereof, whether or not suit is brought, such attorneys' fees to include the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff. All Bank Expenses paid or incurred by Bank shall be considered to be, and shall become a part of the Obligations and be secured by the Collateral, are payable upon demand, and if not reimbursed, shall immediately thereafter bear interest, together with all other amounts to be paid by Borrower pursuant hereto at the default rate provided for herein or in the Notes.



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"BORROWER SECURITY AGREEMENT" shall mean that certain Security Agreement dated
July 19, 1996, duly executed by Borrower in favor of Bank pursuant to the terms and conditions of the Prior Agreement.

"BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or a day on which commercial banks in the State of California are authorized or required by law to close.

"CAPITAL EXPENDITURES" shall mean all payments due (whether or not paid) during a fiscal period of Borrower and its Subsidiaries in respect of the cost of any fixed asset or improvement, or any replacement, substitution or addition thereto and which have a useful life of more than one (1) year, including without limitation those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases.

"CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"CASH" shall mean, when used in connection with any Person, all monetary and non-monetary items owned by such Person that are treated as cash in accordance with GAAP, consistently applied.

"COLLATERAL" shall mean the security provided by Borrower and Guarantor pursuant to Sections 3.1 and 3.2 hereof.

"DEBT SERVICE", as of any date of calculation, shall mean the sum, without duplication, of (a) the amount of all scheduled principal payments in respect of Indebtedness of Borrower and its Subsidiaries during the four (4) consecutive fiscal quarters ended on that date, plus (b) interest expense of Borrower and its Subsidiaries paid or payable during such fiscal period plus (c) the aggregate amount of dividends declared or paid by Borrower and its Subsidiaries during such fiscal period plus (d) the aggregate amount paid by Borrower and its Subsidiaries to their shareholders in respect of treasury stock during such fiscal period.

"DISPOSITION" shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries (a) which asset or assets constitute a line of business or substantially all of the assets of Borrower or such Subsidiary, or (b) the aggregate amount of the Net Cash Sales Proceeds of such assets is more than Five



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Hundred Thousand Dollars ($500,000), other than (i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or such Subsidiary, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within ninety (90) days is acquired, by Borrower or such Subsidiary and (iii) obsolete assets no longer useful in the business of Borrower or any of its Subsidiaries, whose carrying value on the books of Borrower or such Subsidiary is zero or de minimus.

"EBITDA" shall mean, with respect to any fiscal period of Borrower and its Subsidiaries, the sum of (a) the net income of Borrower and its Subsidiaries for such fiscal period, plus (b) any non-operating non-recurring loss reflected in such net income, minus (c) any non-operating non-recurring gain reflected in such net income, plus (d) interest expense of Borrower and its Subsidiaries for such fiscal period, plus (e) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that fiscal period (whether or not payable during such fiscal period), minus (f) the aggregate amount of federal and state credits against taxes on or measured by income of Borrower and its Subsidiaries for that fiscal period (whether or not usable during that fiscal period), plus (g) depreciation, amortization and all other non-cash expenses of Borrower and its Subsidiaries for that fiscal period, in each case as determined in accordance with GAAP.

"EXCESS CASH FLOW" shall mean, for any fiscal period, the difference of (a) the EBITDA of Borrower and its Subsidiaries for such fiscal period less (b) the sum of (i) interest paid during such fiscal period plus (ii) taxes paid in cash by Borrower and its Subsidiaries during such fiscal period plus (iii) the current portion of the long-term Indebtedness of Borrower and its Subsidiaries paid during such fiscal period plus (iv) non-financed Capital Expenditures of Borrower and its Subsidiaries paid during such fiscal period, in each case as determined in accordance with GAAP.

"FABTECH" shall have the meaning assigned to that term in Recital C of this Agreement.

"FINANCIAL STATEMENTS" shall mean, with respect to any accounting period of any Person, statements of income and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP. "Financial Statements" shall include the notes and schedules thereto.

"FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, calculated for Borrower and its Subsidiaries (other than SKE, in the case of Section 6.7



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hereof only) on a consolidated basis, the ratio of (a) EBITDA for the fiscal period consisting of the four (4) consecutive fiscal quarters ended on that date less non-financed Capital Expenditures during such fiscal period less federal and state income tax expense during such fiscal period to (b) Debt Service for such fiscal period.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

"GUARANTOR" shall mean FabTech.

"GUARANTOR SECURITY AGREEMENT" shall mean that certain Security Agreement, on Bank's standard form therefor, duly executed by Guarantor in favor of Bank.

"GUARANTY" shall mean that certain Continuing Guaranty, on Bank's standard form therefor, duly executed by Guarantor in favor of and with Bank, pursuant to which Guarantor shall unconditionally guarantee the payment by Borrower of the Obligations, provided, however, that Guarantor's liability thereunder for Obligations representing principal shall not exceed Twenty-Six Million Two Hundred Eighty-Eight Thousand Three Hundred Thirty-Three and 38/100 Dollars ($26,288,333.38).

"GUARANTY OBLIGATION" shall mean , as to any Person, any (a) guarantee by such Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by such Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term "Guaranty Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business and customary indemnities given in connection with asset sales in the ordinary course of business.

"INDEBTEDNESS" shall mean, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property (excluding (i) Subordinated Indebtedness and (ii) trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms and accrued liabilities incurred in the ordinary course of business, including any contingent obligation of such Person for any such indebtedness), (b) indebtedness of such Person of the nature described in clause
(a) that is non-recourse to the credit of such Person



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but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any interest rate protection agreements.

"INSOLVENCY PROCEEDING" shall mean and include any proceeding commenced by or against Borrower or any of its Subsidiaries under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, and compositions or extensions with some or all creditors.

"LEVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, determined for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) all Indebtedness of Borrower and its Subsidiaries on that date to (b) EBITDA for the fiscal period consisting of the four (4) consecutive fiscal quarters ended on that date.

"LIEN" shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"LOAN DOCUMENTS" shall mean and include this Agreement, the Notes, the Guaranty, the Security Agreements, the Alternative Dispute Resolution Agreements, the Subordination Agreement and all other documents, instruments and agreements, and all related riders, exhibits, resolutions, authorizations, financing statements and certificates delivered to Bank in connection with this Agreement.

"LOANS" and "LOAN" shall mean, respectively, (a) the loans to be made by Bank to Borrower pursuant to Section 2 hereof and (b) any one of such Loans.

"NET CASH ISSUANCE PROCEEDS" shall mean, with respect to the issuance of any debt security or equity security by Borrower or any of its Subsidiaries, the Cash proceeds received by or for the account of Borrower or any of its Subsidiaries in consideration of such issuance, net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and (b) professional fees and disbursements actually paid in connection therewith.

"NET CASH SALES PROCEEDS" shall mean, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from



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such Disposition plus (b) the amount of Cash received by or for the account of
Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 7.1 hereof on the asset disposed of, (iii) any transfer tax, income tax or other taxes payable as a result of such Disposition,
(iv) professional fees and expenses, fees due to any governmental agency, brokers' commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition, and (v) any reserves established in accordance with GAAP in connection with such Disposition.

"NET PROFIT AFTER TAXES" shall mean, for any fiscal period, the after-tax income of Borrower and its Subsidiaries for such fiscal period, as determined in accordance with GAAP.

"NOTES" and "NOTE" shall mean, respectively, (a) the Revolving Note, the Acquisition Note and the Term Notes, and (b) any of such Notes.

"OBLIGATIONS" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower or any of its Subsidiaries to Bank of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to be come due, now existing or hereafter arising pursuant to the terms of this Agreement, any other Loan Document or any other agreement or instrument, including without limitation any Indebtedness of Borrower which Bank obtains by assignment or otherwise, and all Bank Expenses.

"PERMITTED GUARANTY OBLIGATIONS" shall mean:

           (a) Guaranty Obligations existing on the date of this Agreement, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

           (b) Guaranty Obligations under the Loan Documents; and

           (c) Guaranty Obligations owed to Borrower or any of its Subsidiaries.

"PERMITTED INDEBTEDNESS" shall mean:

           (a) the Obligations;



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           (b) Indebtedness owed to Borrower or any of its Subsidiaries;

           (c) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business;

           (d) Indebtedness of Borrower or any of its Subsidiaries incurred to finance the purchase of equipment constituting a Capital Expenditure permitted by Section 7.10 of this Agreement;

           (e) other Indebtedness existing on the date of this Agreement and reflected in the Financial Statement of Borrower and its Subsidiaries for the nine (9) month fiscal period ended September 30, 2000 (including, without limitation, Indebtedness of SKE existing on the date of this Agreement and disclosed in Schedule 7.3 annexed hereto), and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

           (f) Indebtedness of Guarantor reflected in the Financial Statement of Guarantor for the ten (10) month fiscal period ended October 31, 2000, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

           (g) lease obligations permitted under Section 7.12 of this Agreement;

           (h) the Subordinated Indebtedness;

           (i) Indebtedness consisting of debt securities for which the Net Cash Issuance Proceeds will be applied as a mandatory prepayment pursuant to Section 2.7(a) of this Agreement; and

           (j) other Indebtedness not referred to hereinabove; provided, however, that the aggregate outstanding principal amount of such Indebtedness shall not exceed Five Million Dollars ($5,000,000) at any time.

"PERMITTED LIENS" shall mean:

        (a) Liens for taxes not yet payable or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, provided that adequate reserves shall have been made therefor on the applicable Financial Statement, the Lien shall have no effect on the priority of Bank's security interest in the Collateral and a stay of enforcement of any such Lien shall be in effect;

        (b) Liens in favor of Bank;



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        (c) Liens upon equipment granted in connection with the acquisition of such equipment by Borrower or any of its Subsidiaries after the date hereof (including, without limitation, pursuant to capital leases); provided, however, that (i) the cost of such acquisition constitutes a Capital Expenditure permitted by Section 7.10 of this Agreement, (ii) the Indebtedness incurred to finance each such acquisition is permitted by this Agreement, and (iii) each such Lien attaches only to the equipment acquired with the Indebtedness secured thereby, and the proceeds and products thereof;

        (d) a security interest in all or substantially all of its assets granted by Guarantor in favor of Citibank, N.A. prior to the date of this Agreement; provided, however, that such security interest shall be terminated as provided for in Section 4.2 of this Agreement;

        (e) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property which do not in the aggregate materially detract from the value of the real property or materially interfere with their use in the ordinary conduct of the business of Borrower or any of its Subsidiaries;

        (f) deposits under workmen's compensation, unemployment insurance, social security and other similar laws applicable to Borrower or any of its Subsidiaries; and

        (g) Liens relating to statutory obligations of Borrower or any of its Subsidiaries with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

"PERSON" shall mean any natural person, corporation, partnership, joint venture, limited liability company, firm, association, government, governmental agency, court or any other entity.

"PRIOR AGREEMENT" shall have the meaning assigned to such term in Recital A of this Agreement.

"REVOLVING CREDIT COMMITMENT" shall have the meaning assigned to that term in
Section 2.1 hereof.

"REVOLVING NOTE" shall have the meaning assigned to that term in Section 2.1 hereof.

"SECURITY AGREEMENTS" shall mean respectively, (a) the Borrower Security Agreement and the Guarantor Security Agreement, and (b) either of such Security Agreements.



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"SELLER" shall have the meaning assigned to such term in Recital C of this
Agreement.

"SKE" shall have the meaning assigned to such term in Recital B of this Agreement.

"STOCK PURCHASE" shall have the meaning assigned to such term in Recital C of this Agreement.

"STOCK PURCHASE AGREEMENT" shall have the meaning assigned to such term in Recital C of this Agreement.

"SUBORDINATED INDEBTEDNESS" shall mean Guarantor's obligations to Subordinating Creditor under the Subordinated Note, which obligations shall be subordinated in right of payment to the obligations and liabilities of Guarantor to Bank under the Guaranty pursuant to the terms of the Subordination Agreement.

"SUBORDINATED NOTE" shall mean that certain Subordinated Promissory Note dated December 1, 2000, executed by Guarantor in favor of Subordinating Creditor, in the original principal amount of Thirteen Million Five Hundred Forty-Nine Thousand Dollars ($13,549,000), as such Subordinated Promissory Note is in effect on the date of this Agreement.

"SUBORDINATING CREDITOR" shall mean Seller.

"SUBORDINATION AGREEMENT" shall mean that certain Subordination Agreement, on Bank's standard form therefor or otherwise in form and substance acceptable to Bank, duly executed by Subordinating Creditor in favor of Bank.

"SUBSIDIARY" of a Person shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity, whether foreign or domestic, of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise requires, (a) references herein to a "Subsidiary" shall refer to a Subsidiary of Borrower and (b) references to "Subsidiaries" shall not include Guarantor to the extent that they relate to dates or periods prior to the consummation by Borrower of the Stock Purchase. SKE shall be deemed to be a Subsidiary of Borrower.

"TANGIBLE NET WORTH" shall mean, for any fiscal period of Borrower and its Subsidiaries, the net worth of Borrower and its Subsidiaries, decreased by patents, trademarks, trade names, goodwill and other similar intangible assets of Borrower and its Subsidiaries.



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"TERM NOTES" and "TERM NOTE" shall have the meanings assigned to such terms in
Section 2.3 hereof.


SECTION 2.  AMOUNT AND TERMS OF CREDIT

     2.1 REVOLVING CREDIT COMMITMENT. Subject to the terms and conditions of this Agreement, from the date of this Agreement to but excluding July 1, 2002 (the "Revolving Credit Commitment Termination Date"), provided that no Event of Default then has occurred and is continuing, Bank will make loans (collectively, the "Revolving Loans" and individually, a "Revolving Loan") to Borrower as Borrower may request from time to time; provided, however, that the aggregate principal amount of all such Revolving Loans outstanding at any one time shall not exceed Nine Million Dollars ($9,000,000) (the "Revolving Credit Commitment"). Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment. All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all unpaid principal of and accrued interest on all Revolving Loans shall be due and payable. Borrower's obligation to repay the principal amount of all Revolving Loans, together with accrued interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the "Revolving Note") on the standard form used by Bank to evidence its commercial loans. The Revolving Note shall replace and supersede that certain Promissory Note (Base Rate) dated June 10, 2000, issued by Borrower in favor of Bank pursuant to the Prior Agreement. Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the amount outstanding under the Revolving Credit Commitment. The failure of Bank to make any notation in its books and records shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed hereunder. The proceeds of the Revolving Loans shall be disbursed for the purposes set forth in
Section 2.4(a) hereof pursuant to disbursement instructions provided to Bank on Bank's standard form therefor.

    2.2 ACQUISITION LOAN COMMITMENT. Subject to the terms and conditions of this Agreement, during the period from the date of this Agreement to but excluding December 29, 2000, provided that no Event of Default then has occurred and is continuing, Bank will make a term loan (the "Acquisition Loan") to Borrower in a single disbursement as Borrower may request in the principal amount of Ten Million Dollars ($10,000,000) (the "Acquisition Loan Commitment"). Borrower's obligation to repay the principal amount of the Acquisition Loan, together with accrued interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the "Acquisition Note") on the standard form used by Bank to evidence its commercial loans. The Acquisition Note shall replace and supersede that certain Promissory Note (Base Rate) dated June 12, 2000, issued by Borrower in favor of Bank pursuant to the Prior Agreement. The Acquisition Note shall provide for payments of principal and interest as set forth therein. On the Business Day that is exactly four (4) years after the date of the Acquisition Loan (the "Acquisition Loan Maturity Date"), all unpaid principal of and accrued but unpaid interest on the Acquisition Loan shall be due and payable. The proceeds of the Acquisition Loan shall be disbursed for the purposes set forth in Section 2.4(b) hereof pursuant to disbursement instructions provided to Bank on Bank's standard form therefor.

    2.3 TERM LOANS. Pursuant to the terms and conditions of the Prior Agreement, Bank made various term loans (collectively, the "Term Loans" and individually, a "Term Loan") to Borrower in the respective original principal amounts set forth in Schedule 2.3 annexed hereto. The respective outstanding principal amounts and maturity dates of the Term Loans on the date of this Agreement are also set forth in Schedule 2.3 annexed hereto. From and after the date of this Agreement, Borrower's obligation to repay the principal amount of the Term Loans, together with accrued interest thereon, shall be evidenced by those certain promissory notes, each on Bank's standard form therefor, issued by Borrower in favor of Bank (collectively, the "Term Notes" and individually, a "Term Note"). The Term Notes shall replace and supersede the promissory notes issued by Borrower in favor of Bank pursuant to the Prior Agreement. The Term Notes shall provide for payments of principal and interest, and mature on the dates, set forth therein. The proceeds of the Term Loans were disbursed for the purposes provided for in the Prior Agreement. Borrower shall provide Bank with new disbursement instructions with respect to the Term Notes, each on Bank's standard form therefor.

    2.4  PURPOSES OF THE LOANS.

           (a) No more than Four Million Dollars ($4,000,000) of the proceeds of the Revolving Loans shall be used by Borrower to consummate the Stock Purchase, and the remaining proceeds of the Revolving Loans shall be used for Borrower's general working capital purposes only.

           (b) The proceeds of the Acquisition Loan shall be used by Borrower to consummate the Stock Purchase.

           (c) The proceeds of the Term Loans were used by Borrower for the purposes provided for in the Prior Agreement.

    2.5  INTEREST.

           (a) Each Loan shall bear interest at the rate or rates provided for in the corresponding Note and selected by Borrower.

           (b) Interest on the Loans shall be computed on the basis of the actual number of days during which the principal is outstanding thereunder divided by 360 which shall, for the purposes of computing interest, be considered one (1) year.

           (c) Interest shall be payable on the outstanding principal amount of each Loan as set forth in the corresponding Note in accordance with Section 2.10 hereof.

    2.6 VOLUNTARY PREPAYMENT. The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without penalty or premium in accordance with the terms of the Notes, except that, with respect to any voluntary prepayment under this Section 2.6,
(a) the amount of any partial prepayment of a Loan shall not be less than One Hundred Thousand Dollars ($100,000) and shall be in an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof and (b) any payment or prepayment of all or any part of any Base Interest Rate Loan under and as defined in any Note on a day, other than the last day of the applicable Interest Period under and as defined in such Note, shall be subject to the payment of a prepayment fee as provided for in such Note. Principal sums so paid or prepaid shall be applied to those installments scheduled to repay the outstanding principal amount of the applicable Loan in the inverse order of maturity, but shall not postpone the due date or change the amount of any subsequent principal installment unless Bank shall otherwise agree in writing.

    2.7  MANDATORY PREPAYMENTS.

           (a) The principal Indebtedness evidenced by the Notes shall be prepaid on or before the fifth Business Day following the receipt by Borrower or any of its Subsidiaries of (i) Net Cash Sales Proceeds from Dispositions, by an amount equal to one hundred percent (100%) of such Net Cash Sales Proceeds, (ii) Net Cash Issuance Proceeds from the issuance of debt securities of Borrower or any of its Subsidiaries (other than Indebtedness permitted by subsections (a) through (h) and subsection (j) of the definition of Permitted Indebtedness hereinabove), by an amount equal to one hundred percent (100%) of such Net Cash Issuance Proceeds and (iii) Net Cash Issuance Proceeds from the issuance of equity securities of Borrower or any of its Subsidiaries (except any issuance of equity securities to Borrower or to any of its Subsidiaries or to employees or former employees, directors and officers of Borrower pursuant to an exercise of stock options with respect to equity in Borrower), by an amount equal to one hundred percent (100%) of such Net Cash Issuance Proceeds.

           (b) On or before the date that is one hundred twenty (120) days after the close of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2001, Borrower shall prepay the principal Indebtedness evidenced by the Acquisition Note by an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year. Principal sums so prepaid shall be applied to those installments scheduled to repay the outstanding principal amount of the Acquisition Loan in the inverse order of maturity, but shall not postpone the due date or change the amount of any subsequent principal installment unless Bank shall otherwise agree in writing.

    2.8 DEFAULT RATE. If all or any portion of the principal amount of any Loan made under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount, and to the extent permitted by law overdue interest thereon, shall be payable on demand at a rate per annum equal to the rate which would otherwise be applicable plus five percent (5%), effective from the date that such amounts become overdue until paid in full.

    2.9 ACQUISITION LOAN COMMITMENT AND DOCUMENTATION FEE. On or before the date of this Agreement, Borrower shall pay to Bank a fee in connection with the Acquisition Loan Commitment and the documentation of this Agreement and the other Loan Documents in the amount of Thirty Thousand Dollars ($30,000). The payment of such fee shall constitute the payment in full by Borrower of all of the Bank Expenses due to Bank for the period prior to the date of this Agreement.

    2.10 BANK'S RIGHT TO CHARGE DEPOSIT ACCOUNT. Borrower authorizes Bank (irrevocably until the Obligations are paid in full and Bank's commitment to extend the Loans hereunder is terminated) from time to time to charge against account number 3030152777 maintained by Borrower with Bank any principal and/or interest due or past due in respect of the Obligations under this Agreement; provided that Bank shall not have any obligation to charge past due payments against such deposit account.


SECTION 3.  COLLATERAL

    3.1 SECURITY PROVIDED BY BORROWER. Pursuant to the terms and conditions of the Prior Agreement, Borrower executed and delivered the Borrower Security Agreement to Bank, pursuant to which Borrower granted to Bank a security interest in all of Borrower's accounts, deposit accounts, instruments, chattel paper, documents, general intangibles, inventory, equipment and furniture, whether then owned or thereafter acquired by Borrower, all proceeds and insurance proceeds of the foregoing, all guaranties and other security therefor, and all of Borrower's present and future books and records relating thereto (including computer-stored information and all software relating thereto), and all contract rights with third parties relating to the maintenance of any such books, records and information, as security for the payment and performance of all obligations and liabilities of Borrower to Bank under the Prior Agreement and all documents, instruments and agreements executed by Borrower in connection therewith. Borrower hereby confirms its grant of such security interest to Bank pursuant to the Borrower Security Agreement and agrees that the Borrower Security Agreement shall remain in full force and effect. The security interest granted to Bank pursuant to the Borrower Security Agreement shall be a first priority security interest, or such lesser priority as may be permitted by this Agreement. Each classification of personal property used hereinabove shall have the meaning given to it in the California Commercial Code. Nothing contained in this Section 3.1 or in the Borrower Security Agreement shall be deemed to grant Bank or confirm in favor of Bank a security interest in the assets of any Subsidiary of Borrower.

    3.2 SECURITY PROVIDED BY GUARANTOR. Borrower shall cause Guarantor to execute and deliver the Guarantor Security Agreement to Bank, pursuant to which Guarantor shall grant to Bank, as security for the payment and performance of all Obligations of Guarantor to Bank under the Guaranty, a security interest in all of Guarantor's accounts, deposit accounts, instruments, chattel paper, documents, general intangibles, inventory, equipment, furniture and fixtures, whether now owned or hereafter acquired by Guarantor, all proceeds and insurance proceeds of the foregoing, all guaranties and other security therefor, and all of Guarantor's present and future books and records relating thereto (including computer-stored information and all software relating thereto), and all contract rights with third parties relating to the maintenance of any such books, records and information. The security interest granted to Bank pursuant to the Guarantor Security Agreement shall be a first priority security interest, or such lesser priority as may be permitted by this Agreement.

    3.3 POWER OF ATTORNEY. Until the Obligations of Borrower are paid in full and Bank has no commitment to extend further Loans hereunder, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any officers, employees or agents of Bank designated by Bank) as Borrower's true and lawful attorney, with power to sign Borrower's name on any documents or instruments which Bank believes should be executed, recorded and/or filed in order to perfect, or continue the perfection, of Bank's security interest in the Collateral or to liquidate or realize value from the Collateral after the occurrence of an Event of Default.

SECTION 4. CONDITIONS PRECEDENT

    4.1 CONDITIONS PRECEDENT TO INITIAL LOAN. The obligation of Bank to make its initial Loan hereunder is subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the following conditions:

           (a) NOTES. Bank shall have received the Notes, duly executed by Borrower to the order of Bank;

           (b)  AUTHORIZATIONS TO OBTAIN CREDIT.

                  (i) Bank shall have received an Authorization to Obtain Credit, on Bank's standard form therefor, duly executed by the secretary of Borrower, attesting to the resolution of the board of directors of Borrower authorizing the execution and delivery of this Agreement, the Notes and all other Loan Documents required hereunder to which Borrower is a party and authorizing specific responsible officers of Borrower to execute same;

                  (ii) Bank shall have received an Authorization to Obtain Credit, on Bank's standard form therefor, duly executed by the secretary of Guarantor, attesting to the resolution of the board of directors of Guarantor authorizing the execution and delivery of the Guaranty and all other Loan Documents required hereunder to which Guarantor is a party and authorizing specific responsible officers of Guarantor to execute same; and

                  (iii) Bank shall have received an Authorization to Obtain Credit, on Bank's standard form therefor, duly executed by the secretary of Subordinating Creditor, attesting to the resolution of the board of directors of Subordinating Creditor authorizing the execution and delivery of the Subordination Agreement and all other Loan Documents required hereunder to which Subordinating Creditor is a party and authorizing specific responsible officers of Subordinating Creditor to execute same;

           (c) ALTERNATIVE DISPUTE RESOLUTION AGREEMENTS. Bank shall have received the Alternative Dispute Resolution Agreements;

           (d) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower;

           (e) AUTHORIZATIONS TO DISBURSE. Bank shall have received executed Authorizations to Disburse, each on Bank's standard form therefor, duly executed by Borrower, directing Bank to disburse the proceeds of the Loans as provided for herein;

           (f) GUARANTY. Bank shall have received the Guaranty, duly executed by Guarantor;

           (g) COLLATERAL DOCUMENTS. Bank shall have received the Guarantor Security Agreement, together with such UCC financing statements, fixture filings, UCC searches, tax lien and litigation searches, insurance certificates, waivers and consents, and other similar documents as Bank may require, and in such form as Bank may require, in order to evidence, perfect (in the priority required hereunder) and assure Bank's security interest in the Collateral;

           (h) SUBORDINATION AGREEMENT. Bank shall have received the Subordination Agreement, duly executed by Subordinating Creditor. The Subordination Agreement shall provide, among other things, that so long as (i) Borrower and Guarantor have made each and every payment of principal and interest due and owing to Bank, (ii) no Event of Default has occurred and is then continuing and (iii) none of such payments would result in an Event of Default, then Subordinating Creditor shall be entitled to receive (A) regularly scheduled payments (but not prepayments or payments resulting from acceleration) of interest on the Subordinated Indebtedness and (B) the regularly scheduled payment (but not a prepayment or a payment resulting from acceleration) of principal in the amount of Three Million Five Hundred Forty-Nine Thousand Dollars ($3,549,000) on the Subordinated Indebtedness that is due and payable on March 31, 2001. The Subordination Agreement shall further provide that, so long as any of the obligations and liabilities of Guarantor to Bank under the Guaranty remain unpaid, Subordinating Creditor shall in no event be entitled to receive any payments or prepayments of principal on the Subordinated Indebtedness (other than as provided for hereinabove) without Bank's prior written consent, which Bank may give or withhold in its sole discretion;

           (i) SUBORDINATED NOTE. Bank shall have received the original Subordinated Note, legended as provided for in the Subordination Agreement;

           (j) ACQUISITION LOAN COMMITMENT AND DOCUMENTATION FEE. Bank shall have received the fee in respect of the Acquisition Loan Commitment and the documentation of this Agreement and the other Loan Documents, as provided for in
Section 2.9 hereof;

           (k) STOCK PURCHASE AGREEMENT. Bank shall have received a copy of the duly executed Stock Purchase Agreement, and same shall be in substantially the form of the draft of the Stock Purchase Agreement dated November 27, 2000 provided to Bank prior to the date of this Agreement;

           (l) INITIAL PURCHASE PRICE. Bank shall have determined that the Initial Purchase Price (as such term is defined in the Stock Purchase Agreement) to be paid by Borrower in connection with the Stock Purchase will not exceed Twenty-Five Million Dollars ($25,000,000); and

           (m) OTHER DOCUMENTS. Bank shall have received such other documents, instruments and agreements as Bank may reasonably require in order to effect fully the transactions contemplated by this Agreement.

    4.2 CONDITION SUBSEQUENT. The obligation of Bank to extend credit to Borrower hereunder is subject to Bank's receipt, within thirty (30) days after the date of this Agreement, of a UCC-2 termination statement, executed by Citibank, N.A., whereby Citibank, N.A. shall terminate its security interest in those assets of Guarantor in which Citibank, N.A. has a security interest on the date of this Agreement.

    4.3 CONDITIONS PRECEDENT TO SUBSEQUENT LOANS. The obligation of Bank to make each Loan hereunder subsequent to the initial Loan is subject to the fulfillment, at or prior to the time of the making of such Loan, of each of the following further conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall be true, complete and accurate in all material respects on and as of such date (except to the extent that such representations and warranties relate solely to any earlier date); and

           (b) NO EVENT OF DEFAULT. No Event of Default or event which, with the lapse of time or notice, or both, would be an Event of Default shall have occurred and be continuing on the date of such Loan, nor shall either result from the making of such Loan.


SECTION 5.  REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants that:

    5.1 PRINCIPAL BUSINESS ACTIVITY. The principal business of Borrower is the manufacturing and distribution of discrete semiconductor devices primarily for manufacturers in the automotive, computer and telecommunications industries.

    5.2 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Notes and all other Loan Documents to which Borrower is a party are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

    5.3  FINANCIAL STATEMENTS.

           (a) The consolidated Financial Statement of Borrower and its Subsidiaries as at September 30, 2000, for the nine (9) month fiscal period of Borrower and its Subsidiaries ended on such date, has heretofore been furnished to Bank, and is true and complete and fairly represents the financial condition of Borrower and its Subsidiaries for the fiscal period covered thereby. Since September 30, 2000, there has been no material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

           (b) The Financial Statement of Guarantor as at October 31, 2000, for the ten (10) month fiscal period of Guarantor ended on such date, has heretofore been furnished to Bank, and is true and complete and fairly represents the financial condition of Guarantor for the fiscal period covered thereby. Since October 31, 2000, there has been no material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Guarantor.

    5.4 ADVERSE CHANGE. Except for assets which may have been disposed of in the ordinary course of business, Borrower and its Subsidiaries have good and marketable title to all of the property reflected in the Financial Statement of Borrower and its Subsidiaries as at September 30, 2000 and to all property acquired by it since that date, free and clear of all Liens except those specifically set forth therein.

    5.5 NO LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its Subsidiaries, or any of their respective properties, the results of which, if decided adversely, are likely to have a material adverse effect on the financial condition, property or business of Borrower or any of its Subsidiaries or result in liability in excess of the insurance coverage of Borrower or any of its Subsidiaries.

    5.6 NO EVENT OF DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Default and no event, condition or act which with notice, the lapse of time, or both, would constitute an Event of Default.

    5.7 ORGANIZATION. Each of Borrower and Guarantor is duly organized and existing under the laws of the State of Delaware, without limitation as to its existence, and has the power and authority to carry on the business in which it is engaged and proposes to engage.

    5.8 POWER AND AUTHORITY. Borrower has the corporate power and authority to enter into this Agreement and to execute and deliver the Notes and all of the other Loan Documents to which it is a party. Guarantor has the corporate power and authority to execute and deliver the Guaranty and any other Loan Document to which it is a party.

    5.9 QUALIFICATION. Each of Borrower and Guarantor is duly qualified and in good standing as a foreign corporation wherever such qualification is required, except in those jurisdictions where the failure to so qualify would not have a material adverse effect on the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or Guarantor.

    5.10 ERISA. The defined benefit pension plans (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Borrower and Guarantor, meet, as of the date hereof, the minimum funding standards of section 302 of ERISA, and no Reportable Event (as such term is defined in ERISA) or Prohibited Transaction (as such term is defined in ERISA) has occurred with respect to any such plan.

    5.11 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or any Loan to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged principally, or as one of its most important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" as that term is defined in Regulation U and none of the proceeds of any Loan hereunder have been or shall be used for the purpose, directly or indirectly, of purchasing or carrying any such margin stock.

    5.12 NO CURRENT LIMITATION ON REPATRIATION OF CASH PROFITS. On the date of this Agreement, there is no limitation on the repatriation by Borrower of Cash from profits generated by its foreign Subsidiaries.


SECTION 6.  AFFIRMATIVE COVENANTS

    Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it:

    6.1 PAYMENT OF OBLIGATIONS. Borrower shall promptly pay and discharge, and cause each of its Subsidiaries to promptly pay and discharge, all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower and its Subsidiaries shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof, provided that such reserves as may be required by GAAP are established by them to pay and discharge any such taxes, assessments, charges and claims.

    6.2 MAINTENANCE OF EXISTENCE. Each of Borrower and its Subsidiaries shall maintain and preserve its existence and assets and all rights, franchises and other authority necessary for the conduct of its business and shall maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower and its Subsidiaries.

    6.3 RECORDS. Each of Borrower and its Subsidiaries shall keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and shall permit Bank to have access thereto, to make examination thereof, and to audit same during regular business hours.

    6.4 INFORMATION FURNISHED. Borrower shall furnish or cause to be furnished to Bank:

           (a) QUARTERLY FINANCIAL STATEMENTS. Within sixty (60) days after the close of each fiscal quarter, except for the last fiscal quarter of each fiscal year, a copy of the unaudited consolidated Financial Statements of Borrower and its Subsidiaries, on Form 10-Q, as of the close of such fiscal quarter, prepared in accordance with GAAP (except that such unaudited Financial Statements need not include footnotes and other informational disclosures);

           (b) ANNUAL FINANCIAL STATEMENTS. Within one hundred twenty (120) days after the close of each fiscal year of Borrower, a copy of the consolidated Financial Statements of Borrower and its Subsidiaries, on Form 10-K, as of the close of such fiscal year, prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank;

           (c) COMPLIANCE CERTIFICATES. With each quarterly and annual Financial Statement furnished to Bank pursuant to Sections 6.4(a) and 6.4(b), a certificate of Borrower's chief financial officer or controller (i) setting forth in reasonable detail the calculations required to establish that Borrower was in compliance with its covenants set forth in Sections 6.5 through 6.8 and Section 7.8 hereof during the period covered by such Financial Statement and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations, warranties and covenants of Borrower contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate, except for those representations and warranties which relate to a particular date and (B) no Event of Default then exists or existed during the period covered by such Financial Statement. If such certificate discloses that a representation or warranty is not correct or complete, that a covenant has not been complied with, or that an Event of Default exists or existed, such certificate shall set forth the action, if any, that Borrower has taken or proposes to take with respect thereto;

           (d) NOTICE OF LIMITATION ON REPATRIATION OF CASH PROFITS. Within thirty (30) days after obtaining knowledge of any change in law which would limit or otherwise restrict the repatriation by Borrower of Cash from profits generated by its foreign Subsidiaries, written notice of such change in law; and

           (e) OTHER INFORMATION. Such other financial statements and information as Bank may reasonably request from time to time.

    6.5 LEVERAGE RATIO. Borrower and its Subsidiaries shall maintain a Leverage Ratio of not greater than (a) 2.0 to 1.0 as of the last day of the fiscal quarter ending December 31, 2000 and (b) 1.75 to 1.0 as of the last day of each fiscal quarter ending thereafter.

    6.6 FIXED CHARGE COVERAGE RATIO. Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than (a) 1.25 to 1.0 as of the last day of the fiscal quarter ending December 31, 2000, and (b) 1.75 to 1.0 as of the last day of each fiscal quarter ending thereafter.

    6.7 FIXED CHARGE COVERAGE RATIO (EXCLUDING SKE). Borrower and its Subsidiaries (excluding SKE) shall maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 as of the last day of each fiscal quarter.

    6.8 NET PROFIT AFTER TAXES. Borrower and its Subsidiaries shall achieve Net Profit After Taxes of not less than Five Hundred Thousand Dollars for each fiscal quarter.

    6.9 INSURANCE. Each of Borrower and Guarantor shall keep all of its insurable property, whether real, personal or mixed, insured by good and responsible companies selected by Borrower or Guarantor and approved by Bank against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Each of Borrower and Guarantor shall furnish to Bank a statement of its insurance coverage, shall promptly furnish other or additional insurance deemed reasonably necessary by and upon the reasonable request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for the payment of its Obligations, the proceeds of any such insurance. Bank will be named loss payee on all policies insuring the Collateral. Each of Borrower and Guarantor will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. Each policy shall require ten (10) days' written notice to Bank before such policy may be altered or cancelled.

    6.10 BANK EXPENSES. Borrower shall pay or reimburse Bank for all Bank Expenses as and when such Bank Expenses become due.

    6.11 BROKERAGE FEES. Neither Borrower nor any of its Subsidiaries shall pay, directly or indirectly, any fee, commission or compensation of any kind to any Person for any services in connection with this Agreement.

    6.12 NOTICE OF DEFAULT. Borrower shall give prompt written notice to Bank of any Event of Default under this Agreement and of any default under any other Loan Document, and shall give prompt written notice to Bank of any change in management, change in name, liquidation and of any other matter which has resulted in, or might result in, a material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

    6.13 EXECUTION OF OTHER DOCUMENTS. Borrower shall promptly, and shall cause each of its Subsidiaries to promptly, upon demand by Bank, execute all such additional agreements, contracts, documents and instruments in connection with this Agreement as Bank may reasonably request in order to effect fully the purposes hereof.

    6.14 REPORTS UNDER PENSION PLANS. Borrower shall furnish to Bank, as soon as possible and in any event within fifteen (15) days after Borrower knows or has reason to know that any event or condition described in Section 5.10 hereof has occurred, a statement of a responsible officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.


SECTION 7.  NEGATIVE COVENANTS

    Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it:

    7.1 LIENS. Borrower shall not create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, directly or indirectly, any Lien on or with respect to any of its property, whether real, personal or mixed, and whether now owned or hereafter acquired, or upon the income or profits therefrom, except for Permitted Liens.

    7.2 DISPOSITIONS. Borrower shall not make, or permit any of its Subsidiaries to make, any Disposition of its property, whether now owned or hereafter acquired, except (a) a Disposition by Borrower to any of its Subsidiaries and
(b) a Disposition for which the Net Cash Sales Proceeds, when added to the aggregate Net Cash Sales Proceeds of all Dispositions made during the term of this Agreement, do not exceed Five Hundred Thousand Dollars ($500,000).

    7.3 INDEBTEDNESS. Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Indebtedness, other than Permitted Indebtedness.

    7.4 GUARANTY OBLIGATIONS. Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Guaranty Obligations, other than Permitted Guaranty Obligations.

    7.5 LIQUIDATION OR MERGER. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower shall not, and shall not permit any of its Subsidiaries to, liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or purchase or lease all or the greater part of the assets or business of another Person, except that Borrower may consummate the Stock Purchase in accordance with the terms and conditions of the Stock Purchase Agreement.

    7.6 LOANS AND ADVANCES. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower shall not make, or permit any of its Subsidiaries to make, any loans or advances or otherwise extend credit to any other Person, except that Borrower may extend trade credit in the ordinary course of business as currently conducted to any of its Subsidiaries.

    7.7 INVESTMENTS. Borrower shall not purchase the debt or equity of another Person except (a) for savings accounts and certificates of deposit of Bank, (b) direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's Investors Service, Inc. or the Standard & Poor's Ratings

Division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase and (c) that Borrower may consummate the Stock Purchase in accordance with the terms and conditions of the Stock Purchase Agreement.

    7.8 PAYMENT OF DIVIDENDS. Except for dividends paid by foreign Subsidiaries of Borrower to Borrower, Borrower shall not declare or pay, or permit any of its Subsidiaries to declare or pay, directly or indirectly, any dividends, in cash, return of capital or any other form (other than dividends payable in its own common stock), or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

    7.9 RETIREMENT OF STOCK. Borrower shall not redeem or retire, or permit any of its Subsidiaries to redeem or retire, any share of its capital stock.

    7.10 CAPITAL EXPENDITURES. Borrower and its Subsidiaries shall not in any fiscal year make or incur any Capital Expenditure if after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower and its Subsidiaries in such fiscal year would exceed (a) Twenty Million Dollars ($20,000,000) for the fiscal year ending December 31, 2000 or (b) Eighteen Million Five Hundred Thousand Dollars ($18,500,000) for any fiscal year thereafter.

    7.11 TRANSACTIONS WITH AFFILIATES. Borrower shall not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of equity securities of Borrower or with any Affiliate of Borrower on terms that are less favorable to Borrower or its Affiliates, as the case may be, than those terms which might be obtained at the time from third parties, or otherwise not obtained through good faith negotiation on an arm's length basis. Nothing contained in this Section 7.11 shall be deemed to prohibit or in any manner restrict Borrower from consummating the Stock Purchase in accordance with the terms and conditions of the Stock Purchase Agreement.

    7.12 OPERATING LEASE OBLIGATIONS. Borrower and its Subsidiaries shall not permit their lease payments, as lessees, under existing and future operating leases to exceed Three Million Dollars ($3,000,000) in the aggregate in any one fiscal year. Each of such operating leases shall be of equipment or real property needed by Borrower or any of its Subsidiaries in the ordinary course of its business.

SECTION 8.  EVENTS OF DEFAULT

    8.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (collectively, "Events of Default" and individually, an "Event of Default") hereunder:

           (a) FAILURE TO MAKE PAYMENTS WHEN DUE. Borrower shall fail to pay any amount owing under this Agreement or under any other Loan Document (including principal, interest, fees and Bank Expenses) when such amount is due, whether at stated maturity, as a result of any mandatory repayment or prepayment requirement, by acceleration, by notice of prepayment or otherwise; or

           (b) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrower or any of its Subsidiaries under this Agreement or any other Loan Document, or in any certificate or financial or other statement heretofore or hereafter furnished by Borrower or any of its Subsidiaries, shall prove to have been false, incorrect or incomplete in any material respect when made, effective or reaffirmed, as the case may be; or

           (c) VIOLATION OF COVENANTS. Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement or any other Loan Document, and such failure shall not be cured within any applicable grace period provided for therein; or

           (d) INSOLVENCY PROCEEDING. Borrower or any of its Subsidiaries shall become insolvent or shall fail generally to pay its Indebtedness as such Indebtedness becomes due; or an Insolvency Proceeding shall be commenced by or against Borrower or any of its Subsidiaries and, in the case of an involuntary petition against Borrower or any of its Subsidiaries, such petition shall not be dismissed or discharged within ninety (90) days of commencement; or

           (e) DISSOLUTION OR LIQUIDATION. Borrower or any of its Subsidiaries shall voluntarily dissolve, liquidate or suspend its business in whole or in part; or there shall be commenced against Borrower or any of its Subsidiaries any proceeding for the dissolution or liquidation of Borrower or such Subsidiary and such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

           (f) APPOINTMENT OF RECEIVER. Borrower or any of its Subsidiaries shall apply for or consent to the appointment, or commence any proceeding for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of its property; or any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of the property of Borrower or any of its Subsidiaries shall be commenced against Borrower or such Subsidiary and shall not be dismissed or discharged within sixty (60) days of commencement; or

           (g) JUDGMENTS AND ATTACHMENTS. Borrower or any of its Subsidiaries, or any of their respective properties shall suffer any money judgment, writ, warrant of attachment or similar process involving the payment of money in excess of Five Hundred Thousand Dollars ($500,000) and such judgment, writ, warrant of attachment or similar process shall remain undischarged in accordance with its terms and the enforcement thereof shall be unstayed and either (i) an enforcement proceeding shall have been commenced and be pending by any creditor thereon or (ii) there shall have been a period of sixty (60) consecutive calendar days during which stays of such judgment, writ, warrant of attachment or similar process, by reason of pending appeals or otherwise, were not in effect; or

           (h) FAILURE TO COMPLY. Borrower or any of its Subsidiaries shall fail to comply with any order, non-monetary judgment, injunction, decree, writ or demand of any court or other public authority, and such order, non-monetary judgment, injunction, decree, writ or demand shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

           (i) NOTICE REGARDING TAXES. A notice of levy, notice to withhold or other legal process for taxes (other than property taxes) shall be filed or recorded against Borrower or any of its Subsidiaries, or against the property of Borrower or any of its Subsidiaries, and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within sixty (60) days after the date of its filing or recording; or

           (j) BORROWER CHANGE OF CONTROL. Subordinating Creditor shall at any time cease to be the owner of at least twenty percent (20%) of the issued and outstanding common stock of Borrower; or

           (k) BREACH OF ANY LOAN DOCUMENT. Any Loan Document shall be breached or become ineffective, or Borrower or any of its Subsidiaries shall disavow or attempt to revoke or terminate any Loan Document to which it is a party; or

           (l) DEFAULT UNDER OTHER AGREEMENTS. Borrower or any of its Subsidiaries shall (i) fail under any agreement, document or instrument to pay the principal, or any principal installment, of any present or future Indebtedness for borrowed money of Five Hundred Thousand Dollars ($500,000) or more, or any guaranty of present or future Indebtedness for borrowed money of Five Hundred Thousand Dollars

($500,000) or more, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or other provision of any agreement, document or instrument binding upon Borrower or such Subsidiary if, as a result of such failure, any Person has the right to accelerate the indebtedness of Borrower or such Subsidiary in an amount in excess of Five Hundred Thousand Dollars ($500,000) or otherwise require the payment of any amount in excess of Five Hundred Thousand Dollars ($500,000) to be paid prior to the date when such amount would otherwise become due; or

           (m) INSECURITY. A material deterioration in the financial condition of Borrower or any of its Subsidiaries shall occur which results in Bank deeming itself, in good faith, insecure.

    8.2 REMEDIES. Upon the occurrence of an Event of Default, unless such Event of Default shall have been remedied or waived in writing by Bank, Bank may, at its option, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, do one or more of the following at any time or times and in any order: (a) reduce the amount of or refuse to make any Loan under this Agreement; (b) declare any and all Obligations outstanding under this Agreement to be immediately due and payable, notwithstanding anything contained herein or in any Note or other Loan Document to the contrary (provided, however, that upon the occurrence of any Event of Default described in Section 8.1(d),
(e) or (f) hereof, all Obligations shall automatically become due and payable); and (c) enforce payment of all Obligations of Borrower under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, Bank shall have no obligation to make any Loan to Borrower during any cure period provided for in Section 8.1 hereof.


SECTION 9.  MISCELLANEOUS PROVISIONS

    9.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other Person, including but not limited to Bank's rights of setoff or banker's lien.

    9.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

    9.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower. Borrower shall not assign any of its rights or obligations under this Agreement to any Person without Bank's prior written consent, and any assignment attempted without Bank's prior written consent shall be void.

    9.4 APPLICABLE LAW; JURISDICTION. This Agreement and all other Loan Documents shall be governed and construed in accordance with the laws of the State of California. Borrower and Bank hereby submit to the jurisdiction of any court having jurisdiction in the matter in accordance with the Alternative Dispute Resolution Agreement executed by and between Borrower and Bank.

    9.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

    9.6 INTEGRATION CLAUSE. Except for the other Loan Documents to which Borrower is a party, this Agreement constitutes the entire agreement between Bank and Borrower, and all prior communications, whether verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

    9.7 CONSTRUCTION. The Section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    9.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

    9.9 DOCUMENTATION. All documentation evidencing or pertaining to the Obligations under this Agreement and the other Loan Documents shall be on Bank's standard forms or otherwise in form and content acceptable to Bank. To the extent that the terms or conditions of this Agreement are inconsistent with the terms or conditions of such documentation, the terms and conditions of this Agreement shall prevail.

    9.10 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. This Agreement shall become effective upon the receipt by Bank and Borrower of executed counterparts signed by each of them.

    9.11 SETOFF. Borrower hereby acknowledges and specifically grants Bank a security interest in, banker's lien upon, and right of recoupment and setoff respecting any and all deposit or other accounts maintained by Borrower with Bank, whether held in a general or special account or deposited for safekeeping or otherwise, and regardless of how such account may be titled, and any other property of Borrower held in the possession or custody of Bank or its agents. Borrower further acknowledges that the exercise of setoff, if any, shall require, and only be deemed to occur upon, the affirmative action of Bank. Bank agrees to notify Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.


SECTION 10.  NOTICES

    10.1 NOTICES. Any notice or other communication provided for or allowed hereunder shall be considered to have been validly given if delivered personally, and evidenced by a receipt signed by an authorized agent or addressee, or 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or 48 hours after being sent by Federal Express or other courier service, or, in the case of telecopied notice, when telecopied, receipt acknowledged, and addressed as provided below.

If to Borrower:           Diodes Incorporated
                          3050 East Hillcrest Drive
                          Westlake Village, California 91362-3154
                          Attention: Carl Wertz
                                     Chief Financial Officer

                          Telephone No.: (805) 446-4800
                          Facsimile No.: (805) 381-3825

With a copy to:           Rosenthal & Smith
                          6345 Balboa Boulevard, Building 2, Suite 330
                          Encino, California 91316
                          Attention: Jerome B. Smith, Esq.

                          Telephone No.: (818) 344-9900
                          Facsimile No.: (818) 344-9986


If to Bank:               Union Bank of California, N.A.

                          Commercial Banking Group--Greater Los Angeles Division 445 South Figueroa Street, 10th Floor
                          Los Angeles, California 90071
                          Attention: John C. Kase
                                     Vice President

                          Telephone No.: (213) 236-7329
                          Facsimile No.: (213) 236-7635

    10.2 CHANGE OF ADDRESS. The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above.

    THIS AGREEMENT is duly executed on behalf of the parties hereto as of the date first above written.

"Borrower"

DIODES INCORPORATED

By:  /s/ Carl Wertz

Title:  Chief Financial Officer



"Bank"

UNION BANK OF CALIFORNIA, N.A.

By:  /s/ John Case

Title:  Vice President